Exhibit 99.1

OVERSEAS SHIPHOLDING GROUP ANNOUNCES BOARD CHANGES

New York, NY – August 4, 2015 – Overseas Shipholding Group, Inc. (OSG) (NYSE MKT: OSGB) (the “Company” or “OSG”) today announced several changes to the Company’s Board of Directors. Joseph Kronsberg, Portfolio Analyst at Cyrus Capital Partners, Chad Valerio, Portfolio Manager at BlueMountain Capital Management and Ty Wallach, Partner at Paulson & Co. Inc., have been appointed to the Company’s Board of Directors and are joining the board effective August 3, 2015. The Company also announced that Alexander D. Greene and Nikolaus D. Semaca have agreed to step down from the board effective August 3, 2015.

“I’d like to take this opportunity to express my sincere gratitude to Alex and Nick for their outstanding service to the Company and the Board,” said Douglas D. Wheat, OSG’s chairman. “We appreciate their contributions and guidance in preparing the Company for the next stage of its development and we wish them well in their future endeavors.”

“On behalf of the Board, I also want to welcome Joe, Chad and Ty to OSG’s Board of Directors,” said Mr. Wheat. “They bring the exceptional vision and expertise of our investors directly to the Board, and we look forward to their contributions.”

Joseph I. Kronsberg, 32, has served in various roles at Cyrus Capital Partners, L.P. since 2006, and he is currently a Principal responsible for certain investments in the financials, shipping and energy sectors. Previously, Mr. Kronsberg worked at Greenhill & Co. as a generalist in its Mergers & Acquisitions and Restructuring departments.

Chad L. Valerio, 34, is a Portfolio Manager at BlueMountain Capital Management. At BlueMountain, Mr. Valerio is responsible for investments across a range of industries, including several in the shipping sector, and brings significant experience in financial analysis, corporate transactions, and capital markets. Prior to joining BlueMountain in 2013, he was a Director and the Head of Trading for Deutsche Bank’s U.S. Distressed Products Group. He also held roles as a research analyst in the Distressed Products Group and in investment banking in the Consumers and Mergers & Acquisitions groups at Deutsche Bank, where he was employed since in 2002.

Ty E. Wallach, 44, is a Partner at Paulson & Co. Inc. and a Co-Portfolio Manager of Paulson’s credit funds.  Since joining Paulson in 2008, he has led numerous investments in the debt and equity of distressed and leveraged companies.  Prior to joining Paulson, Mr. Wallach was a Partner and Managing Director at Oak Hill Advisors, serving most recently as Co-Head of European Investments.  He currently serves on the board of directors of ESH Hospitality, Inc., as well as on the boards of two non-profit organizations, Focus for a Future Inc. and New Heights Youth, Inc.

In connection with adding Messrs. Kronsberg, Valerio and Wallach, the size of OSG’s board has been increased to 10 members, effective August 3, 2015.

About OSG

Overseas Shipholding Group, Inc. (NYSE MKT: OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company's prospects, including statements regarding trends in the tanker and articulated tug/barge markets, and including prospects for certain strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Company’s Annual Report for 2014 on Form 10-K under the caption “Risk Factors” and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Brian Tanner, Overseas Shipholding Group, Inc.

(212) 578-1645

btanner@osg.com

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